                                                                 Exhibit (a)(10)

[Slide]

                             Wyndham International

                               Exchange of Stock

                                    Options
                              for Restricted Unit
                                    Awards
[Text]

Good Morning/Afternoon and Welcome to the WIU E:Learning session on the Stock Option Exchange for Restricted Unit Awards.

This is Fred Kleisner; and presenting with me today is Dixie Sweeney, Vice President of Comp & Benefits. There are three other people that I have asked to join us and they are Ted Teng, President and COO of Wyndham International, Rick Smith Chief Financial Officer, and Kathy Friday, the attorney who assisted us in putting this program together. They will assist Dixie and I with the question and answer period at the end of the session.

To begin I would like to make sure that everyone can hear me, please raise your hand so I will know if the audio is working.

Thank you.

[Slide]

                                  Safe Harbor

Comments made during this presentation are subject to the written terms of the Offer to Exchange, the restricted unit award agreements and the Second Amendment and Restatement of the Wyndham International, Inc. 1997 Incentive Plan.

[Text]

First of all, I must mention that as stated on this slide, all of our comments are subject to the written terms of the Offer you received, the restricted unit awards you will receive if you elect to participate in this plan and the formal Incentive Plan document.

Now, let's discuss the program for which we have all gathered on this call.

[Slide]

                               WHY Is This Being
                                    Offered?

 . Recognition

 . Reward

 . Diminished Stock Option Value

[Text]

I am sure that you are probably wondering why Wyndham is offering this program.

Simply put, we are offering this program because we want to acknowledge your contributions . . . we want to recognize you . . . and, we want to reward you for those efforts.

In addition, we also know that the equity portion of your compensation package (our current stock options program) is not providing you with the value we had hoped it would. Many of you currently have stock options with exercise prices significantly above current and recent trading prices.

As I have said before I am so proud of the Wyndham management team. It has been a tough year and everyone has pulled together truly exceeding my expectations. Due to some of the decisions that were made, we have some employees in new jobs, others whose roles have evolved and still others who have taken on substantially more responsibilities than when the year began.

This was a year that took great fortitude and courage. In addition, everyone truly demonstrated a tremendous ability to operate efficiently and to be adaptable all while remaining mindful of who we are here to serve - our customers!

That is why this program is being offered to you.

[Slide]

                              Eligible Employees

 . Actively employed when units awarded

 . Meet or exceed performance standards

 . Hold options of Class A Common Stock

[Text]

Eligible employees are those employed by the Company or a subsidiary on November 19, 2001 and who remain employed until the restricted units are granted.

You must have received a performance rating that you met or exceeded the standards set for your position in the performance review conducted in November 2001.

You must hold options to purchase Class A Common Stock granted on or after January 1, 2000.

[Slide]

                               Eligible Options

 . Class A Common Stock

 . Issued on or after January 1, 2000

[Text]

All non-exercised option to purchase Class A Common Stock granted on or after January 1, 2000 under the 1997 Incentive Plan are considered Eligible Options.

[Slide]

                          A Restricted Unit Is . . .

 . Right to receive common stock
  ----------------

 . Vesting schedule

 . Stock at no cost to you

 . Pay taxes upon vesting

[Text]

You may be asking yourself, "What exactly is a restricted unit?"

Simply put, it is a right to receive a share of class A common stock.
                    ----------------

There is a vesting schedule.

You do not have to pay any price for these shares when they vest.

However, you are subject to federal and state income taxes and employment taxes when the shares vest.

Fred - you may want to share here your personal perspective as it relates to restricted units.

Now, I would like to turn the presentation over to Dixie who will take you through the details of the program.

[Slide]

                          Option vs. Restricted Unit

 . Right to

  - PURCHASE a share of stock

  - RECEIVE a share of stock

 . Taxation Timing

  - At exercise for stock options

  - At vesting for restricted units

[Text]

Thank you, Fred. Before, we get started, please acknowledge by raising your hand that you can hear me. Thank you.

You may be curious about the differences between a stock option and a restricted unit. So let's start there.

First, the definitions:

  .  A stock option is a right to purchase a share of stock at a predetermined
                         -----------------
     price.

  .  A restricted unit is a right to receive a share of stock. You don't pay
                            ----------------
     for the stock.

The second big difference is in the timing of the taxability of these awards.

  . You determine the date of the exercise of the vested stock option, thereby determining the timing of the taxation of the gain.

  . The vesting date automatically determines when you have a right to receive the stock and you are taxed on that receipt.

[Slide]

                                 Similarities

 . Vesting schedules

 . Tax consequences

    -  Stock options, when exercised

    -  Restricted units, when vested

[Text]

In some ways options and restricted units are similar.

Both have vesting schedules.

Both have tax consequences when income is received.  That is,

    .  For stock options, when exercised

    .  For restricted units, when vested

[Slide]

                             Pay Taxes When Vested

 . Receive actual stock certificate

    - Upon payment of applicable taxes

 . IRS defines income

 . Reported on W-2

[Text]

What do you mean...we pay taxes when we vest? We don't pay taxes on options when they vest. You are right. However, restricted units are different from options.

When options vest, you don't automatically receive shares. You must exercise an option to receive the shares.

With the restricted units, you will actually be receiving the shares when the units vest. You don't have to execute any documents. The vesting just happens based upon time.

The government requires that you pay taxes on all income you receive. The IRS considers your receipt of the shares as income to you.

This is ordinary income and is reported on your W-2.

[Slide]

                                  Tax Payment

 . Alternatives

    -  Write a check, or

    -  Withhold shares

 . Reported on W-2

[Text]

As you will have to pay your taxes, there will be a couple of methods for you to choose from.

You will have the option of writing a check to pay your taxes or you authorize us to withhold a number of shares to pay your taxes.

The taxes you pay will be reported on your W-2.

[Slide]

                                    Example

Stock price reported below is being used as as example only. The Company is not making an representations, warranties or comments that its stock price will actually achieve the amount indicated as of such date or any date.

 . Exchange 3,000 options

 . Received 3,000 restricted units

 . Vest 1,000 units on third anniversary

 . Stock at $3.00 on 12/19/04

 . Income of $3,000 (1,000 units times $3.00)

 . Tax at 35 %--$1,050

 . Write a check or withhold 350 units (1,000 x 35%)

 . Then, receive stock certificate of 1,000 shares or 650 shares

[Text]

What I think may helpful for you at this point, is if we look at an example of how this will work.

Let's say, you exchanged 3,000 stock options for 3,000 restricted units.

On the third anniversary of the issuance of the restricted units, you vest 1,000 units.

In our scenario, the price of the stock at the close of business that day is $3.00; consequently, you will have $3,000 of income that will be taxed.

If your tax rate is 35%, you will need to pay $1,050 to cover your taxes or you may authorize us to withhold 350 shares.

After the taxes are settled, you will receive a stock certificate for 1,000 shares (if you paid your taxes) or 650 shares (if we withheld shares to pay your taxes).

[Slide]

                               Specific Features

 . Voluntary program

 . One-for-one exchange

 . All eligible options or none

 . One third vest on 3rd, 4th and 5th anniversaries

 . Receive actual stock certificate at each vesting upon payment of applicable taxes

[Text]

Here are some specific features of the plan.

You must decide if you wish to participate in this program....it's voluntary.

If you choose to exchange your options, you will receive one restricted unit for each option you exchange.

You must exchange all eligible options or none.

The vesting of one third of the units occurs on the 3rd, 4th and 5th anniversary of the date of issuance of the restricted units, not on the anniversary of the stock options.

You will receive an actual stock certificate each time your units vest. Of course, you will have to pay your taxes before the shares are actually issued to you.

[Slide]

                               Change in Control

 . All units vest one year later

 . Termination after agreement and before finalization--at change in control

 . Termination after change in control and before one year anniversary of change in control--at termination

[Text]

Some of you may be wondering what happens if there is a change in control.

Well, if there is a change in control, all units will vest one year after the change in control.

If your employment terminates for "good reason" or without "cause" after the signing of a letter of intent or other change agreement that contemplates a change in control and before it occurs, all of your units will vest on the date of the change in control.

If your termination for "good reason" or without "cause" occurs after a change in control but before the one year anniversary, you will be fully vested as of your termination date.

[Slide]

                              Death or Disability

 . Accelerate next scheduled vesting

 . Paid to estate (if death)

 . Paid to you (if disabled)

[Text]

What happens if you die or become disabled?

If one of these unfortunate events occurs, the next installment is accelerated and vested as of the date of your termination of employment.

[Slide]

                                  Forfeiture

 . Termination

 . Change in control exception

[Text]

It is important that you know you can forfeit the restricted units.

If you do not have an employment agreement with us, you will forfeit all unvested restricted units if your employment is terminated other than due to death, disability or in the circumstances we described relating to a change in control.

If you have an employment agreement with us, you will forfeit all unvested restricted units if your employment is terminated for "cause" or without "good reason." If your employment is terminated "without cause" or for "good reason" other than in the circumstances relating to a change in control, your restricted units will continue to vest for a period of time that equals the period over which your severance payment is paid pursuant to your employment agreement.

[Slide]

                                 Make Election

 . Review materials

 . Seek financial, legal and tax advice

 . Complete form

 . Return to Dixie via fax or hand delivery by than 12:00 midnight CST 12/18

 . No payment for taxes until 2004

[Text]

What happens now?

First, review all of the materials. Yes, much of it is legalistic, but it is important that you understand it.

Contract your financial, legal and tax advisors.

Complete the election form indicating your decision. You must complete an election form even if you elect not to participate in the Offer.

Return the election form via fax or hand delivery to me, Dixie Sweeney no later than 12:00 midnight CST on December 18, 2001.

It will not cost you anything to elect to participate in this program.

No taxes will be due until the restricted units vest (in 2004 if there is not a change in control).

[Slide]

                               Change Your Mind?

 . Withdraw from Offer Form

 . Election Form

 . Must do before 12:00 midnight CST on 12/18

[Text]

What happens if you change your mind?

As long as you do it before December 18th and deliver it by 12:00 midnight CST, you can make any change you want.

If you decide not to participate in the offer after you have already notified us of your intent to participate, you just need to complete the Withdraw from the Offer form.

If you initially decided not to participate in the offer or decided to withdraw your previously tendered options and then change your mind, you will need to complete a new Election Form.

Send it to me by fax or hand delivery before the due date.

[Slide]

                                   Key Dates

 . Date offered--11/19/01

 . Date closed--12/18/01

 . Date of Restricted Unit Awards--12/19/01

 . Vesting Dates

    - 12/19/04

    - 12/19/05

    - 12/19/06

Note: These dates assume that the offer is not extended.

[Text]

Here are the key dates. These are VERY IMPORTANT, so please take the time to familiarize yourself with these:

 .  Date offer was extended--11/19/01

 .  Date offer closes--12/18/01

 .  Date of restricted unit awards--12/19/01

 .  Date of first vesting--one third on 12/19/04

 .  Second vesting--next third on 12/19/05

 .  Third vesting--final third on 12/19/06

[Slide]

                                   Questions

                          What Questions Do you Have?

[Text]

I'll open the session up to questions and answers now. Please just raise your hand and we will give you the microphone.